Registration No. 333-135580

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

 SKYTERRA COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charters)

Delaware	23-2368845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10802 Parkridge Boulevard
Reston, VA 20191
(703) 390-2700
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 Gary Epstein
Executive Vice President, Law & Regulation
SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston, VA 20191
(703) 390-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randy Segal, Esq.
Hogan & Hartson, LLP
Park Place II
7930 Jones Branch Drive
McLean, VA 22102
(703) 610-6237

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-135580) of SkyTerra Communications, Inc. (“the Company”) filed with the Securities and Exchange Commission on July 3, 2006, as amended on September 21, 2006 (the “Registration Statement”), pertaining to the registration of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that were distributed by Motient Corporation.

On March 29, 2010 (the “Effective Date”), pursuant to the terms of the Agreement and Plan of Merger, as amended, by and among Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands (the “Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Special Fund,” and together with Master Fund, the “Funds”), Sol Private Corp., a Delaware corporation and an indirect wholly owned subsidiary of the Funds (“Acquisition Corp.”), and the Company, Acquisition Corp. merged with and into the Company, the Company became a wholly owned subsidiary of the Funds (the “Merger”) and each share of Common Stock issued and outstanding was canceled, extinguished and automatically converted into the right to receive $5.00 in cash.  As a result of the Merger, there is no longer any Common Stock outstanding and the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on March 29, 2010.

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Alexander H. Good
Alexander H. Good
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander H. Good	President, Chief Executive Officer and	March 29, 2010
Alexander H. Good	Director
(Principal Executive Officer)

/s/ Scott Macleod	Chief Financial Officer	March 29, 2010
Scott Macleod	(Principal Financial And Accounting Officer)

/s/ James Wiseman	Vice President and Controller	March 29, 2010
James Wiseman	(Principal Accounting Officer)

/s/ Philip A. Falcone	Director	March 29, 2010
Philip A. Falcone

/s/ Peter A. Jenson	Director	March 29, 2010
Peter A. Jenson

/s/ Keith M. Hladek	Director	March 29, 2010
Keith M. Hladek